Exhibit 10.24
EMPLOYMENT AGREEMENT
Employment Agreement (the “Agreement”), dated as of April 5, 2022     , by and between Better Holdco, Inc., a Delaware corporation (together with its affiliates, the “Company”), with its principal offices at 175 Greenwich Street, New York, NY 10007, and Kevin Ryan (“Executive”).
Recitals
WHEREAS, the Company and Executive desire to set forth the terms upon which Executive will continue Executive’s employment with the Company;
NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:
Agreement
1.    Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.
2.    Term. The term of Executive’s employment hereunder by the Company will commence on April 5, 2022 (the “Effective Date”) and will continue for one year thereafter (the “Initial Period”). Following the Initial Period, the term will automatically renew for one year periods unless either party notifies the other party of nonrenewal at least 30 days prior to the end of the Initial Period or such one year period (the Initial Period and any subsequent renewal periods, the “Employment Period”).
3.    Position and Duties. During the Employment Period, Executive will serve as Chief Financial Officer of the Company and will report to the Company’s Chief Executive Officer. Executive will have those powers and duties normally associated with the position of Chief Financial Officer and such other powers and duties as may be prescribed by or at direction of the Chief Executive Officer, provided in each case that such other powers and duties are consistent with the position of Chief Financial Officer. Executive will devote substantially all of Executive’s working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his or her duties for the Company. Without the consent of the Company’s Board, during the Employment Period, Executive will not serve on the board of directors, trustees or any similar governing body of any for-profit entity (with the exception of any entity which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement). Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his or her duties and responsibilities hereunder or violate Section 9(a), (b), (c) or (d) of the terms of this Agreement, to (i) manage Executive’s (and his or her immediate family’s) personal, financial and legal affairs, and (ii) serve, with the prior approval of the Board, on civic or charitable boards or committees (it being expressly understood and agreed that Executive’s continuing to serve on the boards and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date (each of which has been disclosed to the Company on a list provided to the Company by Executive coincident with the execution of this Agreement), will be deemed not to interfere with the performance by Executive of his or her duties and responsibilities under this Agreement).
4.    Place of Performance. The place of employment of Executive will be at the Company’s offices in New York, NY.

5.    Compensation and Related Matters.
(a)    Base Salary. During the Employment Period, the Company will pay Executive a base salary of $1,000,000.00 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If Executive’s Base Salary is increased or decreased by the Company, such increased or decreased Base Salary will then constitute the Base Salary for all purposes of this Agreement.
(b)    Annual Bonus. During the Employment Period, Executive will be entitled to receive an annual target bonus of 100% of Base Salary, payable in cash. If Executive’s annual target bonus is increased or decreased by the Company, such increased or decreased annual target bonus will then constitute the target bonus for all purposes of this Agreement.
(c)    Incentive Equity Awards. During the Employment Period, and for so long as the Company offers an incentive equity plan similar to the Company’s 2017 Equity Incentive Plan (the “Incentive Equity Plan”), Executive will be eligible to receive grants under each such Incentive Equity Plan, the specific amount of which shall be in the sole discretion of the Company’s Board or the compensation committee thereof, as applicable.
(d)    Benefits. During the Employment Period, Executive will be entitled to participate in such 401(k) and employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans.
(e)    Expense Reimbursement. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company or to its employees generally.
(f)    Vacation. Executive will be eligible for vacation in accordance with the Company’s Flexible PTO and Sick & Safe Time Off Policy, which can be found in the Employee Handbook, or the current vacation and sick time policies in effect from time to time.
6.    Reasons for Termination of Employment. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:
(a)    Death. Executive’s employment hereunder will terminate upon his or her death.
(b)    Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive will have been substantially unable to perform his or her duties hereunder for a continuous period of 180 days, with or without reasonable accommodation, the Company may terminate Executive’s employment hereunder for “Disability.” During any period that Executive fails to perform his or her duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his or her full Base Salary set forth in Section 5(a) until his or her employment terminates.

(c)    Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon the occurrence of any of the following:
(i)    the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving fraud or embezzlement;
(ii)    the Executive’s conviction of or plea of guilty or nolo contendere to any other act of moral turpitude, or a violation of federal or state law by the Executive that, in each case, the Company reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business;
(iii)    the Executive’s gross negligence or willful misconduct that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company;
(iv)    the Executive’s material breach of any obligations under any written agreement or covenant with the Company (including Section 9 and the Confidential Information, Invention Assignment, and Arbitration Agreement);
(v)    the Executive’s material breach of a Company policy that results in material financial loss, or injury to the Company and its subsidiaries, their goodwill, business or reputation;
(vi)    the Executive’s willful, substantial, or continued (for a period of at least thirty (30) days) substantial failure to perform the Executive’s duties (other than as a result of the Executive’s physical or mental incapacity).
For purposes of this Section 6(c), no act, or failure to act, by Executive will be considered “willful” if taken or omitted in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.
(d)    Good Reason. Executive may terminate his or her employment for “Good Reason.” For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent:
(i)    a reduction of at least 20% in the Executive’s base salary or target bonus opportunity, unless such reduction applies pursuant to an across-the-board reduction that affects all similarly situated employees;
(ii)    a material diminution in Executive’s position, authority, duties or responsibilities, provided, that, any change to Executive’s reporting relationship as set forth in Section 3 will not itself give rise to a right to terminate employment for Good Reason under this prong (ii); or
(iii)    the Company’s material breach of any provision of this Agreement.
Notwithstanding the foregoing, no such act or omission will be treated as “Good Reason” under this Agreement unless: (A) Executive delivers to the Company a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason, (B) Executive delivers such statement before the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists, (C) Executive gives the Company a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (D) Executive actually submits Executive’s written resignation to the Company and terminates employment during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period. Notwithstanding the foregoing, the Company placing Executive on a paid leave for up to ninety (90) days, pending the determination of whether there is a basis to terminate Executive for Cause, will not constitute a “Good Reason” event; provided, further, that, if Executive is subsequently terminated for Cause, then Executive will repay any amounts paid by the Company to Executive during such paid leave period.
(e)    Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined in Section 7). This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”
(f)    Without Good Reason. Executive may terminate Executive’s employment hereunder without Good Reason by providing the Company with a Notice of Termination.
7.    Termination of Employment Procedure.
(a)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a “Notice of Termination” means a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 6(b), (c) or (d). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of Executive or the Company, respectively, under this Agreement or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.
(b)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by his or her death, the date of his or her death; (ii) if Executive’s employment is terminated pursuant to Section 6(b) (Disability), the date set forth in the Notice of Termination; and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company will have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration will in no event be deemed a termination by the Company without Cause or constitute Good Reason.
(c)    Removalfrom any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, Executive will be deemed to resign (i) from the board of directors of any subsidiary of the Company and/or any other board to which Executive has been appointed or nominated by or on behalf of the Company (including the Board), and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company and any of its subsidiaries.
8.    Compensation upon Termination of Employment. This Section provides the payments and benefits to be paid or provided to Executive as a result of his or her termination of employment. Except as provided in this Section 8, under the Executive Change in Control Severance Plan, or under any award agreements or equity incentive plans in which Executive participates, as applicable, Executive will not be entitled to any payments or benefits from the Company as a result of the termination of his or her employment, regardless of the reason for such termination.
(a)    Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of his or her employment by the Company for Cause or by Executive without Good Reason or upon expiration of the Employment Period, the Company will:
(i)    pay Executive (or his or her estate in the event of his or her death) as soon as practicable following the Date of Termination any earned but unpaid Base Salary through the Date of Termination;
(ii)    reimburse Executive as soon as practicable following the Date of Termination for any amounts due to Executive pursuant to Section 5(e) (unless such termination occurred as a result of misappropriation of funds); and
(iii)    provide Executive with any compensation and benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.
(b)    Termination by Company without Cause or by Executive for Good Reason. If employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and, in addition, subject to Section 8(e), the Company will provide to Executive (i) a lump sum amount equal to the Severance Amount, (ii) the Pro Rata Bonus paid at the time bonuses are paid to similarly situated employees of the Company, (iii) the Medical Benefits and (iv) the Equity Vesting Benefits.
(i)    The “Severance Amount” will be equal to one times (1x) the Executive’s current Base Salary.
(ii)    The “Pro Rata Bonus” will be a lump sum cash payment equal to the Participant’s annual target bonus, pro-rated based on the number of days the Participant was actually employed by the Company during the applicable performance period in which the Date of Termination occurred; plus (2) any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the Date of Termination.
(iii)    The “Medical Benefits” will be provided if the Executive makes a valid election under the Consolidated Omnibus Budget Reconciliation Act (COBRA) to continue their health coverage. The Company will pay or reimburse the Executive for the cost of such continuation coverage for the Executive and any eligible dependents that were covered under the Company’s health care plans immediately prior to Date of Termination for twelve (12) months following the Date of Termination or until the earliest of (a) the date upon which the Executive and/or the Executive’s eligible dependents become covered under similar plans or (b) the date upon which the Executive ceases to be eligible for coverage under COBRA. If this agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws.
(iv)    The “Equity Vesting Benefits” means that those outstanding and unvested equity awards that are subject to time-based vesting, held by the Executive as of the Date of Termination and scheduled to vest during the six (6) month period following the Date of Termination shall continue to vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the outstanding portion of an equity award may vest and become exercisable under this provision), subject to Executive’s continued compliance with Section 9 of this Agreement and the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement. In the case of any outstanding and unvested equity awards that are held by the Executive that are subject to performance-based vesting, such awards shall be treated in accordance with the terms of the Incentive Equity Plan and the applicable award agreement.
(v)    The Executive will participate in the Executive Change in Control Severance Plan, as may be amended from time to time and, to the extent that the Executive incurs a “Qualifying Termination” under the terms of the Executive Change in Control Severance Plan, the benefits and payments that the Executive is eligible to receive shall be provided under such plan, without duplication of any benefits and payments that would otherwise be provided upon a termination of Executive’s employment under Section 8(b).
(c)    Disability. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b), Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and, subject to Section 8(e), to the Pro Rata Bonus.
(d)    Death. If Executive’s employment is terminated by his death, Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to the payments and benefits provided in Section 8(a) hereof and, subject to Section 8(e), to the Pro Rata Bonus.
(e)    Condition to Payment. As a condition to the payments and other benefits set forth in this Section 8 (other than payments and benefits provided in Section 8(a) hereof), Executive must execute a separation and general release agreement (the “Release”) in the form customarily used for senior executives of the Company at the time, which will be provided to Executive by the Company for review and execution within two days after the Date of Termination and must be returned to the Company, not revoked and become effective pursuant to its terms and conditions all within fifty-five (55) days following the Date of Termination. The payments and benefits provided in this Section 8 (other than payments and benefits provided in Section 8(a) hereof) will begin (or be completed in the case of lump sum payments) within sixty (60) days following the date of termination, subject to Executive’s compliance with the requirements of Section 8(e) and continued compliance with Section 9.
9.    Ancillary Agreement.
(a)    As a material condition of this Agreement, Executive is required to execute and ratify the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement attached hereto as Schedule 1.
(b)    Cease Payments. In the event that Executive materially breaches the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement the Company’s obligation to make or provide payments or benefits under Section 8 will cease. Further, the Company shall have the right upon written notice (which may be in electronic form) to reclaim and receive from the Executive the gross amount of any payments provided under Section 8, and any such return of such payments by the Executive which requires action on the part of the Executive shall be made within five (5) business days following receipt of written demand therefore.
10.    Indemnification and Directors’ and Officer’s Liability Insurance.
(a)    As a material condition of this Agreement, Executive is required to execute the Indemnification Agreement attached hereto as Schedule 2.

(b)    Executive will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy on substantially the same terms as for the Company’s other officers.
11.    Successors; Binding Agreement.
(a)    Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b)    Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his or her rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive dies following his or her Date of Termination while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts unless otherwise provided herein will be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his or her legal representatives or estate.
12.    Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive: the address listed as the Executive’s address in the Company’s personnel files.
If to the Company:
Better Holdco, Inc.
175 Greenwich Street, 59th Floor
New York, NY 10007
Attention: Deputy General Counsel and the Legal Department
legal-compliance@better.com
13.    Resolution of Differences Over Breaches of Agreement.
(a)    The parties will use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures; except that this requirement will not apply to any claim or dispute under or relating to Section 9 of this Agreement. If, despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim will be resolved by arbitration in Manhattan, New York, in accordance with the rules then applicable of the American Arbitration Association (provided that the Company will pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
(b)    If any contest or dispute will arise between the Company and Executive regarding any provision of this Agreement, the Company will reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of all of Executive’s claims brought and pursued in connection with such contest or dispute.
14.    Miscellaneous.
(a)    Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(b)    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of New York without regard to its conflicts of law principles.
15.    Entire Agreement. Except as provided in the Executive Change in Control Severance Plan, applicable Company Equity Plans, and the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which Executive is a participant on the Effective Date.
16.    Section 409A Compliance.
(a)    This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
(b)    All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
(c)    Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

(d)    Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation will nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
17.    Representations. Executive represents and warrants to the Company that he is under no contractual or other binding legal restriction which would prohibit him or her from entering into and performing under this Agreement or that would limit the performance his or her duties under this Agreement.
18.    Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.
19.    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

THE COMPANY		EXECUTIVE

Signature:	/s/ Nicholas Calamari	Signature:	/s/ Kevin Ryan

Date:	4/5/2022	Date:	4/1/2022

Title:	General Counsel

Schedule 1
Confidential Information, Invention Assignment, and Arbitration Agreement

CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT
As a condition of my employment with Better Holdco, Inc., a Delaware corporation (together with the Company’s divisions, affiliates, sister corporations, parents, and subsidiaries, the “Company Group”), with its principal offices at 175 Greenwich Street, New York, NY 10007, and in consideration of my employment with the Company and my receipt of compensation paid to me by the Company, I agree to the following provisions of this Company Confidential Information, Invention Assignment, and Arbitration Agreement (this “Agreement”).
1.   CONFIDENTIALITY
I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information (as defined below). I will not (i) use Company Confidential Information for any purpose whatsoever other than for the benefit of the Company Group in the course of my employment, (ii) disclose Company Confidential Information to any unauthorized third party, or (iii) write about, speak on, or submit for publication any blog, social media post, podcast, article or book relating to or containing Company Confidential Information, without the prior written authorization of the General Counsel of the Company. I agree that I obtain no title to any Company Confidential Information, and that the Company Group retains all Confidential Information as the sole property of the Company Group. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company Group. I understand that my obligations under this section shall continue after termination of my employment.
I understand that “Company Confidential Information” means information (including any and all combinations of individual items of information) that the Company Group has or will develop, acquire, create, compile, discover or own, that has value in or to the Company Group’s business which is not generally known and which the Company Group wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company Group to me, and information developed or learned by me during the course of my employment with the Company, and unauthorized disclosure of which could be detrimental to the interests of the Company Group. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company Group, or to the Company Group’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company Group’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company Group on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company Group either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company Group property.
I further recognize that the Company Group has received, and in the future may receive information from third parties (for example, customers, suppliers, licensors, licensees, partners, and collaborators) which the Company Group is required to maintain and treat as confidential or proprietary information of such third party. I agree to use such third party confidential information only as directed by the Company Group and to not use or disclose such third party confidential information in a manner that would violate the Company Group’s obligations to such third parties. I agree at all times during my employment with the Company and thereafter that I owe the Company Group and its associated third parties a duty to hold all such third party confidential information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company Group’s agreement with such third parties. I further agree to comply with any and all Company Group policies and guidelines that may be adopted from time to time regarding associated third parties.
Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by the Company Group to me; (ii) becomes publicly known or made generally available after disclosure by the Company Group to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by the Company Group. To the extent that I have any question as to whether information qualifies as Company Confidential Information, I agree to contact the Company’s General Counsel and obtain his or her permission before using or disclosing such information in any way. Similarly, prior to disclosure when compelled by applicable law, I shall provide prior written notice to the General Counsel of the Company. I understand that nothing in this Agreement limits employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law. I also understand that nothing in this Agreement shall be construed to prevent disclosure of Company Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency (including but not limited to law enforcement, the Equal Employment Opportunity Commission, the New York State Division of Human Rights or a local commission on human rights, including the New York City Commission on Human Rights), provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.
2.   FORMER EMPLOYER CONFIDENTIAL IINFORMATION
I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company Group to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep such proprietary information or trade secrets in confidence. I further agree that I will not bring onto the Company Group’s premises or transfer onto the Company Group’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company Group has been consented to in writing by such third party and the Company.
3.   INVENTIONS AND OWNERSHIP
I have read, understand, and agree to the terms of the Company’s Invention Ownership Policy, as described in Exhibit A to this Agreement. In addition, to the extent applicable, I have disclosed on Exhibit A all prior inventions that I have developed entirely on my own time and are entirely unrelated to the Company and any Company Confidential Information, and which inventions I agree not to incorporate into a Company product, process or service without the Company’s prior written consent.
4.   CONFLICTING OBLIGATIONS
I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company Group is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.
2

In addition, I represent that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement, or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company Group, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party, as well as any reasonable attorneys’ fees and costs, except as prohibited by law.
5.   COMPANY PROPERTY AND MATERIALS
I understand that anything that I create or work on for the Company Group while working for the Company belongs solely to the Company and that I cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information (including third party confidential information), all Company equipment including all Company computers, external storage devices, thumb drives, mobile devices and other electronic media devices (“Electronic Media Equipment”), all tangible embodiments of the Inventions, all electronically stored information and passwords to access such information, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property. I understand that I may keep a copy of the Company’s employee handbook and personnel records relating to my employment.
In connection with my obligation to return information to the Company, I agree that I will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained in Company Electronic Media Equipment before I return the information to the Company.
In addition, if I have used any personal Electronic Media Equipment or personal computer servers, messaging and email systems or accounts, applications for computers or mobile devices, and web-based services (“Electronic Media Systems”) to create, receive, store, review, prepare or transmit any Company information, including, but not limited to, Company Confidential Information, I agree to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and, if I locate such information, I agree to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems. I agree to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, I agree to delete and expunge all Company information.
I understand that I have no expectation of privacy in Company property, and I agree that any Company property is subject to inspection by Company Group personnel at any time with or without
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further notice. As to any personal Electronic Media Equipment or personal Electronic Media Systems that I have used for Company purposes, I agree that the Company, at its sole discretion, may have reasonable access, as determined by the Company in good faith, to such personal Electronic Media Equipment or personal Electronic Media Systems to review, retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems or to take such other actions necessary to protect the Company Group or Company property, as determined by the Company Group reasonably and in good faith. I also consent to an exit interview and an audit to confirm my compliance with this section, and I will certify in writing that I have complied with the requirements of this section.
6.   TERMINATION OBLIGATIONS
Upon separation from employment with the Company, I agree to: (i) immediately update all of my social media accounts, including but not limited to Facebook, LinkedIn, Instagram, and Twitter, to delete any information, assertions, or suggestions to the effect that I am a current employee of the Company or am otherwise currently affiliated with the Company in any way; (ii) immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit B; and, (iii) upon the Company’s request, participate in good faith in an exit interview with the Company.
7.   NON-DISPARAGEMENT
I agree to refrain from any disparagement, defamation, libel, or slander of the Company or any of its senior employees or officers during the course of my employment and following the termination of my relationship with the Company, whether I resign voluntarily or am terminated by the Company involuntarily. I further agree that this obligation includes refraining from making any disparaging statements about the Company’s business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices, and agree to refrain from any tortious interference with the Company’s contracts and relationships.
8.   COVENANT NOT TO COMPETE AND NO SOLICITATION
A.    Covenant Not to Compete. I agree that during the course of my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company, whether I resign voluntarily or am terminated by the Company involuntarily, I will not, without the prior written consent of the Company, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate myself with, any business whose business, products or operations are in any respect involved in the Covered Business, except as provided by law. For the purposes of this Agreement, “Covered Business” shall mean any business in which the Company is engaged or in which the Company has plans to be engaged, or any service that the Company provides or has plans to provide. The foregoing covenant shall cover my activities in every part of the Territory. “Territory” shall mean (i) all counties in the state or commonwealth in which I work for the Company at the commencement of my employment; (ii) all other states of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with the Company; and (iii) any other countries from which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the date of the termination of my relationship with the Company.
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Should I obtain other employment with what may be a Covered Business within twelve (12) months immediately following the termination of my relationship with the Company, I agree to provide written notification to the Company with the name and address of my new employer, the position that I expect to hold, and a description of my duties and responsibilities, at least five (5) business days prior to starting such employment. In connection with such notice, I may also ask the Company to waive its right to enforce the covenant not to compete set forth above in this Section 9.A. with respect to such employment. I agree that in seeking such waiver, I must also provide the Company with the division or group in which I will work, the name of my direct supervisor, written confirmation that I was not recruited or solicited by a current or former employee of the Company, and, to the extent not already provided, an executed copy of Exhibit B to this Agreement. The Company will consider whether to grant such a waiver in its good faith, sole discretion, provided, however, that I acknowledge that no such request for waiver will be considered if I do not timely provide all of the foregoing information and documentation and any other information the Company may request. I further acknowledge that no such waiver will be valid beyond the proposed employment for which I have provided notice and not any other employment, engagement, or relationship. The Company’s decision to grant a waiver shall not affect in any way my remaining obligations under this Agreement, nor prejudice the Company’s ability to enforce such obligations.
i.    Exception for North Carolina Employees. If at the time my employment with the Company commences I work for the Company in the State of North Carolina, I acknowledge that Section A will apply only to post-termination activity in which I participate in the same role or similar scope as in my employment with the Company.
B.    No Solicitation.
i.    Non-Solicitation of Customers. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company, whether I resign voluntarily or am terminated by the Company involuntarily, I shall not contact, or cause to be contacted, directly or indirectly, orengage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any Customer for the purposes of conducting business that is competitive or similar to that of the Company Group or for the purpose of disadvantaging the Company Group’s business in any way. For the purposes of this Agreement, “Customer” shall mean all persons or entities that have (a) used or inquired of the Company’s services at any time during the two-year period preceding the termination of my employment with the Company, or (b) used or inquired of the services of any Company Group member during the two-year period preceding the termination of my employment with the Company and with whom I had contact during that period. I acknowledge and agree that the Customers did not use or inquire of the Company Group’s services solely as a result of my efforts, and that the efforts of other Company Group personnel and resources are responsible for the Company Group’s relationship with the Customers. I further acknowledge and agree that the identity of the Customers is not readily ascertainable or discoverable through public sources, and that the Company Group’s list of Customers was cultivated with great effort and secured through the expenditure of considerable time and money by the Company Group.
ii.    Non-Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company, whether I resign voluntarily or am terminated by the Company involuntarily, I will not directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the Company Group to leave their employment with the member of the Company Group that employs them, nor will I contact any employee of the Company Group, or cause an employee of the Company Group to be contacted, for the purpose of leaving employment with the Company Group.
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iii.    Non-Solicitation of Others. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company, whether I resign voluntarily or am terminated by the Company involuntarily, I will not solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company Group at any time during the two year period preceding the termination of my employment with the Compan+y, to terminate or adversely modify any business relationship with the Company Group or not to proceed with, or enter into, any business relationship with the Company Group, nor shall I otherwise interfere with any business relationship between the Company Group and any such franchisee, joint venture, supplier, vendor or contractor.
C.    Acknowledgements. I acknowledge that I will derive significant value from the Company Group’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for the Company Group’s exclusive benefit and my obligations not to compete and not to solicit contained in subsections A. and B. above, is necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company Group. I also acknowledge the time, geographic and scope limitations of my obligations under subsections A. and B. above are fair and reasonable in all respects, especially in light of the Company’s need to protect Company Confidential Information and the international scope and nature of the Company Group’s business, and that I will not be precluded from gainful employment if I am obligated not to compete with the Company or solicit its customers or others during the period and within the Territory as described above. In the event of my breach or violation of this Section 8, or good faith allegation by the Company of my breach or violation of this Section 8 (which allegation shall be provided by the Company to me, in writing, during the period in which my non-compete or non-solicit obligations remain in effect), the restricted periods set forth in this Section 8 shall be tolled until such breach or violation, or dispute related to an allegation by the Company that I have breached or violated this Section 8, has been duly cured or resolved, as applicable.
D.    Separate Covenants. The covenants contained in subsections A. and B. above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsections A. and B. above. If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be revised, or if revision is not permitted it shall be eliminated from this Agreement, to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of subsections A. and B. above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, I and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term
9.   NOTIFICATION OF NEW EMPLOYER
In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.
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10.   CONFLICT OF INTEREST GUIDELINES
I agree to diligently adhere to all policies of the Company Group, including the Company’s insider trading policies, the Company’s Conflict of Interest Guidelines, which is attached as Exhibit C to this Agreement, and the Company’s Data and Information Security Policy, which has also been provided to me. I understand that these Conflict of Interest Guidelines and the Data and Information Security Policy may be revised from time to time during my employment.
11.   REPRESENTATIONS
Without limiting my obligations under the Invention Ownership Policy, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
12.   AUDIT
I acknowledge that I have no reasonable expectation of privacy in any Company Electronic Media Equipment or Company Electronic Media Systems. All information, data, and messages created, received, sent, or stored in Company Electronic Media Equipment or Company Electronic Media Systems are, at all times, the property of the Company. As such, the Company Group has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company Group is licensed to use the software on the Company Group’s devices in compliance with the Company Group’s software licensing policies, to ensure compliance with the Company Group’s policies, and for any other business-related purposes in the Company Group’s sole discretion.
I understand that it is my responsibility to comply with the Company Group’s policies governing use of the Company Group’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment. In addition, as to any personal Electronic Media Equipment or personal Electronic Media Systems or other personal property that I have used for Company purposes, I agree that the Company Group may have reasonable access to such personal Electronic Media Equipment or personal Electronic Media Systems or other personal property to review, retrieve, destroy, or ensure the permanent deletion of Company Group information from such equipment or systems or property or take such other actions that are needed to protect the Company Group or Company property, as determined by the Company Group reasonably and in good faith.
I am aware that the Company Group has or may acquire software and systems that are capable of monitoring and recording all Company Group network traffic to and from any Company Electronic Media Equipment or Company Electronic Media Systems. The Company Group reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through Company Electronic Media Equipment or Company Electronic Media Systems, with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company Group’s internal networks. The Company Group further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company Group may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.
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13.   ARBITRATION AND EQUITABLE RELIEF
I have read, understand, and agree to the terms of the Arbitration Agreement, as described in Exhibit F to this Agreement. Specifically, I agree that in consideration of my employment with the Company, its promise to arbitrate all employment-related disputes with me, and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, any and all controversies, claims, or disputes that I may have with the Company (including any Company Group employee, officer, director, trustee, shareholder or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from my employment or relationship with the Company or the termination of my employment or relationship with the Company, including any breach of this agreement, shall be subject to binding arbitration as described in Exhibit F.
14.   MISCELLANEOUS
A.    Governing Law; Consent to Personal Jurisdiction. With the exception of the arbitration requirements as set forth in Exhibit F, this Agreement will be governed by the laws of the State of New York without regard to New York’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than New York. To the extent that any lawsuit is permitted under this Agreement, I expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in New York for any lawsuit filed against me by the Company.
B.    Waiver of Trial by Jury. To the extent that any lawsuit is permitted under this Agreement, I irrevocably and unconditionally waive my right to a trial by jury in any lawsuit directly or indirectly arising out of or relating to this agreement or my relationship with the Company and acknowledge that I am knowingly and voluntarily waiving my right to a trial by jury.
i.    Exception for North Carolina Employees. This Section shall not apply to me if I work for the Company in the State of North Carolina at the time my employment with the Company commences.
C.    Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.
D.    Entire Agreement. This Agreement, together with its Exhibits and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subjects covered in this Agreement and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. Any subsequent changes in my duties, compensation, conditions or any other terms of my employment will not affect the validity or scope of this Agreement.
E.    Severability. If a court or other body of competent jurisdiction finds, or the parties to this Agreement mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.
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F.    Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the CEO or General Counsel of the Company and me. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach. For the avoidance of doubt, I agree that change in my duties, title, or compensation will not affect in any respect the validity, enforceability, or scope of this Agreement.
G.    Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.
15.    Protected Activity Not Prohibited
I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, I hereby acknowledge that the Company has provided me with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit D.

Date:	4/1/2022	/s/ Kevin Ryan
Signature

Kevin Ryan
Name of Employee (typed or printed)
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EXHIBIT A
Company’s Invention Ownership Policy
A.    Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, ideas, drawings, designs, logos, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of the Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided in Section G below (collectively, “Inventions”), are the sole property of the Company. I also agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of my right, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.
B.    Pre-Existing Materials. I will inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company, including without limitation, any such inventions that meet the criteria set forth herein under Section G (“Prior Inventions”) into any Invention or otherwise utilizing any such Prior Invention in the course of my employment with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without the Company’s prior written permission. I have provided below, in this Exhibit A, a list describing all Prior Inventions that relate to the Company’s current or anticipated business, products, or research and development or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on this Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement.
C.    Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D.    Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between the Company and myself, the records are and will be available to and remain the sole property of the Company at all times.
E.    Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section E shall continue after the termination of this Agreement.
F.    Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.
G.    Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that I have developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secret information or Company Confidential Information (an “Other Invention”) except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Company’s business, or actual or anticipated research or development of the Company or (ii) result from or relate to any work that I performed for the Company or to any Company Confidential Information or Inventions, or if I work for the Company in North Carolina at the time such Other Invention is conceived or reduced to practice, except for those Other Inventions that qualify fully under the provisions of the applicable state-specific statute in Exhibit E. I will not incorporate, or permit to be incorporated, any Other Invention owned by me or in which I have an interest into a Company product, process or service without the Company’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of my employment with the Company, I incorporate into a Company product, process, or service an Other Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention, and to practice any method related thereto. I agree to advise the Company promptly in writing of any Inventions that I believe meet the criteria of this Section G, and are not otherwise disclosed below, to permit a determination of ownership by the Company. Any such disclosure will be received in confidence.
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LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

	Title	Date	Identifying Number or Brief Description
	Chief Financial Officer	4/1/2022	N/A

No inventions or improvements

Additional Sheets Attached

Date:	4/1/2022		/s/ Kevin Ryan

Kevin Ryan
Name of Employee (typed or printed)
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EXHIBIT B
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging the Company. Notwithstanding the foregoing, I understand that I may keep a copy of the Company’s employee handbook and personnel records relating to me. I further certify that I have updated all of my social media accounts to delete any information, assertions, or suggestions to the effect that I am a current employee of the Company or am otherwise currently affiliated with the Company in any way.
I further certify that I have complied with all the terms of the Company’s Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”) signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that Agreement.
I understand that pursuant to the Agreement, and subject to its protected activity exclusion, I am obligated to preserve, as confidential, all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.
I also agree that for twelve (12) months from this date, I will comply with the non-competition (as applicable) and non-solicitation provisions, as set forth in the Agreement. I further agree that I will comply with the non-disparagement provision as set forth in the Agreement.
After leaving the Company’s employment, I will be employed by ___________________________________________________________ in the position of ___________________________________________________________.

Date:
Signature

Name of Employee (typed or printed)

Address for Notifications:

EXHIBIT C
CONFLICT OF INTEREST GUIDELINES
It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:
1.    Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended.
2.    Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3.    Participating in civic or professional organizations that might involve divulging confidential information of the Company.
4.    Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.
5.    Initiating or approving any form of personal or social harassment of employees.
6.    Investing or holding outside directorship in suppliers, customers, or competing companies, where such investment or directorship might influence in any manner a decision or course of action of the Company.
7.    Borrowing from or lending to employees, customers, or suppliers.
8.    Acquiring real estate of interest to the Company.
9.    Improperly using or disclosing to the Company any proprietary information or trade secrets of any other employer or other person or entity with whom obligations of confidentiality exist.
10.    Unlawfully discussing costs, customers, sales, or markets with competitors or their employees.
11.    Making any unlawful agreement with distributors with respect to prices.
12.    Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.
13.    Engaging in any conduct that is not in the best interest of the Company.
Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.
These guidelines are not intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law, including any rights an employee may have under Section 7 of the National Labor Relations Act. Also, nothing in these guidelines limits or prohibits an employee from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, employees must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Employees may not disclose the Company’s attorney-client privileged communications or attorney work product.

EXHIBIT D
SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016
“IMMUNITY FROM LIABILITY FOR CONFIDENTIAL DISCLOSURE OF A TRADE STREET TO THE GOVERNMENT OR IN A COURT FILING—
(1) IMMUNITY.—An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.—An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

EXHIBIT E
If you (“Assignor”) are a resident of North Carolina, then the following applies:
No provision in this Agreement requires Assignor to assign any of his or her rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Assignor’s own time, unless (a) the invention relates (i) to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Assignor for the Company. Delaware Code Title 19 Section 805; Illinois 765 ILCS 1060/1-3, “Employees Patent Act”; Kansas Statutes Section 44-130; New Jersey Revised Statutes Section 34:1B-265; North Carolina General Statutes Article 10A, Chapter 66, Commerce and Business, Section 66-57.1.

EXHIBIT F
ARBITRATION AGREEMENT
A.   Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes with me, and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that, except as set forth in Section A.i. below, any and all controversies, claims, or disputes that I have or may in the future have with the Company (including any Company Group employee, officer, director, trustee, shareholder or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from my employment or relationship with the Company or the termination of my employment or relationship with the Company, including any breach of this agreement, shall be subject to binding arbitration under the Federal Arbitration Act (the “FAA”) and that the FAA shall govern and apply to this arbitration agreement with full force and effect. I agree that I may only commence an action in arbitration, or assert counterclaims in an arbitration, on an individual basis and, thus, I hereby waive my right to commence or participate in any class or collective action(s) against the Company. Disputes that I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the statutes of the state in which I work for the Company at the commencement of my employment, North Carolina statutes, New York statutes, claims relating to employment status, classification and relationship with the Company, claims of wrongful termination, breach of contract, and any statutory or common law claims. I also agree to arbitrate any and all disputes arising out of or relating to the interpretation or application of this agreement to arbitrate, but not disputes about the enforceability, revocability or validity of this agreement to arbitrate or any portion hereof or the class, collective and representative proceeding waiver herein. With respect to all such claims and disputes that I agree to arbitrate, I hereby expressly agree to waive, and do waive, any right to a trial by jury. I further understand that this agreement to arbitrate also applies to any disputes that the Company may have with me. I understand that nothing in this agreement requires me to arbitrate claims that cannot be arbitrated under applicable law, including the Sarbanes-Oxley Act.
i.    Exception for discrimination claims. Notwithstanding Section A, I understand that the arbitration provision does not apply to any controversies, claims, or disputes alleging or asserting claims of discrimination.
ii.    Exception for harassment claims. Notwithstanding Section A, I understand that the arbitration provision does not apply to any controversies, claims, or disputes alleging or asserting claims of harassment.
B.   Procedure. I agree that any arbitration will be administered by JAMS pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/ and from Human Resources, provided, however, that the JAMS Rules shall not contradict or otherwise alter the terms of this Agreement, including, but not limited to, the below cost sharing provision and Section B below, as applicable.The arbitration shall be before a single arbitrator who shall be a former federal or state court judge. The arbitration shall apply the federal rules of civil procedure, except to the extent such rules conflict with the JAMS Rules. The parties shall maintain the confidential nature of the arbitration proceedings, including all discovery associated with the proceedings, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision. I understand that the parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration (“Arbitration Costs”), except as prohibited by law, and understand that each party shall separately pay its respective attorneys’ fees and costs. In the event that jams fails, refuses, or otherwise does not enforce the aforementioned Arbitration Costs sharing provision, either party may commence an action to recover such amounts against the non-paying party in court and the non-paying party shall reimburse the moving party for the attorneys’ fees and costs incurred in connection with such action. I agree that the arbitrator shall consider and shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss, prior to any arbitration hearing. I agree that the arbitrator shall issue a written decision on the merits. I also agree that the arbitrator shall have the power to award any remedies available under applicable law. I agree that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. I agree that the arbitrator shall apply substantive new york law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with substantive New York law, New York law shall take precedence. I agree that arbitration under this agreement shall be conducted in New York, New York.
C.   Remedy. Except as prohibited by law or provided by this agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, neither I nor the Company will be permitted to pursue or participate in a court action regarding claims that are subject to arbitration.
D.   Availability of injunctive relief. I agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of the Confidential Information, Invention Assignment, and Arbitration Agreement between me and the Company or any other agreement regarding trade secrets, confidential information, noncompetition or nonsolicitation. I understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction without posting of a bond. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees without regard for the prevailing party in the final judgment, if any. Such attorneys’ fees and costs shall be recoverable on written demand at any time, including, but not limited to, prior to entry of a final judgment, if any, by the court, and must be paid within thirty (30) days after demand or else such amounts shall be subject to the accrual of interest at a rate equal to the maximum statutory rate.
E.   Administrative relief. I understand that this agreement does not prohibit me from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Equal Employment Opportunity Commission (and any state or local equivalent agency), the national labor relations board, the securities and exchange commission, or the Workers’ Compensation Board. This Agreement does, however, preclude me from pursuing a court action regarding any such claim, except as permitted by law.
F.   Voluntary nature of agreement. I acknowledge and agree that I have executed this Arbitration Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this agreement and that I have asked any questions needed for me to understand the terms, consequences, and binding effect of this agreement and fully understand it, including that I am waiving my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this agreement.

Schedule 2
Indemnification Agreement

INDEMNIFICATION AGREEMENT
This Indemnification Agreement (this “Agreement”) is made as of  April 5, 2022      by and between Better Holdco, Inc., a Delaware corporation (the “Company”), and Kevin Ryan, an executive of the Company (“Indemnitee”). This Agreement supersedes and replaces any and all previous agreements between the Company (and its predecessors) and Indemnitee covering indemnification and advancement.
WHEREAS, the Board of Directors of the Company (the “Board”) believes that highly competent persons are reluctant to serve publicly-held corporations, as well as certain private corporations, as directors, officers, or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification and advancement of expenses against claims and actions against them arising out of their service to and activities on behalf of such corporations.
WHEREAS, the Board has determined that, in order to attract and retain qualified individuals, the Company will use commercially reasonable efforts to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are increasingly subject to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the company or business enterprise itself. The Certificate of Incorporation of the Company (as amended or amended and restated, the “Certificate of Incorporation”) permits, and the Bylaws of the Company (as amended or amended and restated, the “Bylaws”) require, indemnification of the directors and executive officers of the Company. The Bylaws and the General Corporation Law of the State of Delaware (the “DGCL”) expressly provide that the indemnification provisions set forth therein are not exclusive and thereby contemplate, and the Certificate of Incorporation expressly contemplates, that contracts be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification, advancement of expenses and reimbursement rights subject to the provisions of the Bylaws and Certificate of Incorporation. In addition to such indemnification provided by the Certificate of Incorporation and Bylaws, Indemnitee may also be entitled to indemnification pursuant to the DGCL.
WHEREAS, the uncertainties relating to such insurance, to indemnification and to advancement of expenses may increase the difficulty of attracting and retaining such persons to serve the Company.
WHEREAS, the Board has determined that the difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future.
WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.
WHEREAS, this Agreement is a supplement to and in furtherance of the Bylaws, Certificate of Incorporation and any resolutions adopted pursuant thereto and the DGCL, and is not a substitute therefor, nor diminishes or abrogates any rights of Indemnitee thereunder.
WHEREAS, Indemnitee does not regard the protection available under the Bylaws, Certificate of Incorporation, DGCL and insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as an executive of the Company without adequate additional protection, and the Company desires Indemnitee to serve or continue to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified and be advanced expenses.
NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:
1.    Services to the Company. Indemnitee agrees to serve as an executive of the Company, pursuant to that certain Employment Agreement, by and between the Company and Indemnitee. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law). This Agreement does not create any obligation on the Company to continue Indemnitee in such position and is not an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.
2.    Definitions. As used in this Agreement:
(a)    “Agent” means any person who is authorized by the Company or an Enterprise to act for or represent the interests of the Company or an Enterprise, respectively.
(b)    A “Change in Control” means the occurrence of any of the following events:
(i)    during any period of two consecutive years, the Incumbent Directors (as defined below) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director (as defined below) subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director of the Company as a result of an actual or publicly threatened election contest with respect to directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;
(ii)    any Person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this clause

(ii) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of Company Voting Securities: (A) by the Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) pursuant to a Non-Qualifying Transaction (as defined in clause (iii) of this definition);
(iii)    the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Entity”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting power, is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity or the parent), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent (or, if there is no parent, the Surviving Entity) and (C) at least a majority of the members of the board of directors of the parent (or, if there is no parent, the Surviving Entity) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) of this clause (iii) will be deemed to be a “Non-Qualifying Transaction”);
(iv)    the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company); or
(v)    the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of (1) the increase in the conversion or exchange of shares of the Company’s Class B common stock for shares of the Company’s Class A common stock by a third party, or (2) the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding, provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person (excluding, for these purposes, any Company Voting Securities beneficially owned by such person as a result of any vesting, exercise and/or settlement of awards granted pursuant to the Company’s 2021 Incentive Award Plan or any successor plan), a Change in Control will then occur.
For purposes of this Section 2(b), the following terms have the following meanings:
(A)    “Director” means a Board member.
(B)    “Incumbent Directors” means, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (i) or (iii) of the Change in Control definition) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.
(c)    “Corporate Status” describes the status of a person who is or was acting as a director, officer, employee, fiduciary or Agent of the Company or an Enterprise.
(d)    “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
(e)    “Enterprise” means any other company, corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity for which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee, or Agent.
(f)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
(g)    “Expenses” includes all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding (as defined below). Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedes bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 14(d) of the Exchange Act only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. The parties agree that for the purposes of any advancement of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable in the good faith judgment of such counsel will be presumed conclusively to be reasonable. Expenses, however, do not include amounts paid in settlement by Indemnitee, the amount of judgments or fines against Indemnitee, or fees, salaries, wages or benefits owed to Indemnitee.
(h)    “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.
(i)    “Person” has the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person excludes (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(j)    “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise by reason of Indemnitee’s Corporate Status or by reason of any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement. A Proceeding also includes a situation the Indemnitee believes in good faith may lead to or culminate in the institution of a Proceeding.
3.    Indemnity in Third-Party Proceedings. The Company will indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses, judgments, fines (including any excise taxes or penalties), liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful; provided, however, that the Company will not be liable to indemnify Indemnitee for any settlement of any Proceeding or any claim, issue or matter therein without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
4.    Indemnity in Proceedings by or in the Right of the Company. The Company will indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. The Company will not indemnify Indemnitee for Expenses under this Section 4 related to any claim, issue or matter in a Proceeding for which Indemnitee has been finally adjudged by a court to be liable to the Company, unless, and only to the extent that, the Delaware Court of Chancery or any court in which the Proceeding was brought determines upon application by Indemnitee that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.
5.    Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding to the extent that Indemnitee is successful, on the merits or otherwise. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company will, to the fullest extent permitted by applicable law, indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue or matter.
6.    Indemnification for Expenses of a Witness. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding to which Indemnitee is not a party but to which Indemnitee is a witness, deponent or interviewee or is otherwise asked to participate.
7.    Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company will indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.
8.    Additional Indemnification. Notwithstanding any limitation in Sections 3, 4, or 5, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law (including but not limited to, the DGCL and any amendments to or replacements of the DGCL adopted after the date of this Agreement that expand the Company’s ability to indemnify its officers and directors) if Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor).
9.    Contribution in the Event of Joint Liability. The Company will not enter into any settlement of any Proceeding (in whole or in part) in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), or if such settlement would impose any Expense, judgment, fine, penalty, or limitation on Indemnitee without Indemnitee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement provides for a full and final release of all claims asserted against Indemnitee.
10.    Exclusions. Notwithstanding any provision in this Agreement, the Company is not obligated under this Agreement to make any indemnification to Indemnitee in connection with any Proceeding:
(a)    for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except to the extent provided in Section 16(b) and except with respect to any excess beyond the amount paid under any insurance policy, contract, agreement or other indemnity or advancement provision or otherwise;

(b)    for (i) an accounting or disgorgement of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (as defined in Section 2(b) hereof) or similar provisions of state statutory law or common law, if Indemnitee is held liable for such accounting or disgorgement of profits or similar remedies (including pursuant to any settlement arrangements), (ii) any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act;
(c)    initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to indemnification or advancement, of Expenses, including a Proceeding (or any part of any Proceeding) initiated pursuant to Section 15, (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or
(d)    for which a final court order or judgment by a court of competent jurisdiction, to which all rights of appeal have either lapsed or been exhausted, determines that the indemnification of Indemnitee for expenses in connection with such Proceeding is unlawful, or that such Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.
11.    Advances of Expenses.
(a)    Except as otherwise provided under this Section 11(a), the Company, to the fullest extent permitted by law, will advance the Expenses incurred by Indemnitee in connection with any (i) Proceeding (or any part of any Proceeding) not initiated by Indemnitee or (ii) any Proceeding (or any part of any Proceeding) initiated by Indemnitee if (x) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to obtain indemnification or advancement of Expenses from the Company or Enterprise, including a proceeding initiated pursuant to Section 15 or (y) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation. Notwithstanding the immediately preceding sentence, the payment of such Expenses incurred by any such Indemnitee prior to the final disposition of a Proceeding shall be made only upon delivery to the Company of (i) a statement or statements requesting such advances from time to time, (ii) a written affirmation by such Indemnitee of such Indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification under this Agreement, and (iii) a written undertaking, by or on behalf of such Indemnitee to repay the amounts advanced in accordance with Section 11(b) (such deliverables, collectively, the “Statements”). The Company will advance the Expenses within thirty (30) days after the receipt by the Company of the Statements, whether prior to or after final disposition of any Proceeding.
(b)    Advances will be unsecured and interest free. Indemnitee undertakes to promptly repay the amounts advanced (without interest) to the extent that it is ultimately determined that

Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, applicable law or otherwise, and thus Indemnitee qualifies for advances upon the execution of this Agreement and delivery to the Company. The Company will make advances without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.
12.    Procedure for Notification of Claim for Indemnification or Advancement.
(a)    Indemnitee will notify the Company in writing of any Proceeding with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. Indemnitee will include in the written notification to the Company a description of the nature of the Proceeding and the facts underlying the Proceeding and provide such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. Indemnitee’s failure to notify the Company will not relieve the Company from any obligation it may have to Indemnitee under this Agreement, and any delay in so notifying the Company will not constitute a waiver by Indemnitee of any rights under this Agreement. The Secretary of the Company will, promptly upon receipt of such a request for indemnification or advancement, advise the Board in writing that Indemnitee has requested indemnification or advancement.
(b)    The Company will be entitled to participate in the Proceeding at its own expense.
13.    Procedure Upon Application for Indemnification.
(a)    Unless a Change of Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made:
(i)    by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;
(ii)    by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;
(iii)    if there are no Disinterested Directors or, if the Disinterested Directors so direct, by written opinion provided by Independent Counsel selected by the Board; or
(iv)    if so directed by the Board, by the stockholders of the Company.
(b)    If a Change in Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made by written opinion provided by Independent Counsel selected by Indemnitee (unless Indemnitee requests such selection be made by the Board)
(c)    The party selecting Independent Counsel pursuant to Section 13(a)(iii) or Section 13(b) will provide written notice of the selection to the other party. The notified party may, within ten (10) days after receiving written notice of the selection of Independent Counsel, deliver to the selecting party a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of Independent Counsel as defined in Section 2, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court of Chancery has determined that such objection is without merit. If, within thirty (30) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 12(a) hereof and the final disposition of the Proceeding, Independent Counsel has not been selected or, if selected, any objection to has not been resolved, either the Company or Indemnitee may petition the Delaware Court of Chancery for the appointment as Independent Counsel of a person selected by such court or by such other person as such court designates. Upon the due commencement of any judicial proceeding pursuant to Section 15(a), Independent Counsel will be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).
(d)    Indemnitee will cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company will advance and pay any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making the indemnification determination irrespective of the determination as to Indemnitee’s entitlement to indemnification and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing of the determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied and providing a copy of any written opinion provided to the Board by Independent Counsel.
(e)    If it is determined that Indemnitee is entitled to indemnification, the Company will make payment to Indemnitee within thirty (30) days after such determination.
14.    Presumptions and Effect of Certain Proceedings.
(a)    In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination will, to the fullest extent permitted by law, presume Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 12(a), and the Company will, to the fullest extent permitted by law, have the burden of proof to overcome that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.
(b)    If the determination of the Indemnitee’s entitlement to indemnification has not been made pursuant to Section 13 within sixty (60) days after the later of (i) receipt by the Company of Indemnitee’s request for indemnification pursuant to Section 12(a) and (ii) the final disposition of the Proceeding for which Indemnitee requested indemnification (the “Determination Period”), the requisite determination of entitlement to indemnification will, to the fullest extent permitted by law, be deemed to have been made and Indemnitee will be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a final judicial determination that any or all such indemnification is prohibited under applicable law. The Determination Period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto. The foregoing provisions of this Section 14(b) shall not apply (i) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 13(a)(iv) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 13(a)(iii) of this Agreement.
(c)    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.
(d)    For purposes of any determination of good faith, Indemnitee will be deemed to have acted in good faith if Indemnitee acted based on the records or books of account of the Company, its subsidiaries, or an Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Company, its subsidiaries, or an Enterprise in the course of their duties, or on the advice of legal counsel for the Company, its subsidiaries, or an Enterprise or on information or records given or reports made to the Company or an Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of the Company, its subsidiaries, or an Enterprise. Further, Indemnitee will be deemed to have acted in a manner “not opposed to the best interests of the Company,” as referred to in this Agreement if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan. The provisions of this Section 14(d) are not exclusive and do not limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.
(e)    The knowledge and/or actions, or failure to act, of any director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise may not be imputed to Indemnitee for purposes of determining Indemnitee’s right to indemnification under this Agreement.
15.    Remedies of Indemnitee.
(a)    Indemnitee may commence litigation against the Company in the Delaware Court of Chancery to obtain indemnification or advancement of Expenses provided by this Agreement in the event that (i) a determination is made pursuant to Section 13 that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company does not advance Expenses pursuant to Section 11, (iii) the determination of entitlement to indemnification is not made pursuant to Section 13 within the Determination Period, (iv) the Company does not indemnify Indemnitee pursuant to Section 5 or Section 6 or the second to last sentence of Section 13(d) within thirty (30) days after receipt by the Company of a written request therefor, (v) a contribution payment is not made in a timely manner pursuant to Section 8, (vi) the Company does not indemnify Indemnitee pursuant to Section 3, 4, 7, or 8 within thirty (30) days after a determination has been made that Indemnitee is entitled to indemnification, or (vii) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder.
(b)    If a determination is made pursuant to Section 13 that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 15 will be conducted in all respects as a de novo trial on the merits and Indemnitee may not be prejudiced by reason of that adverse determination. In any judicial proceeding commenced pursuant to this Section 15, Indemnitee shall be presumed to be entitled to be indemnified to receive advances of Expenses under this Agreement and the Company will have the burden of proving Indemnitee is not entitled to be indemnified and to receive advances, as the case may be, and will not introduce evidence of the determination made pursuant to Section 13. In connection with any claim by Indemnitee for advances of Expenses, the Company shall be entitled to raise a defense as to any such action by clear and convincing evidence that Indemnitee acted in bad faith or in a manner that Indemnitee did not believe to be in or not opposed to the best interests of the Company, or with respect to any criminal action or proceeding, that Indemnitee acted without reasonable cause to believe that his or her conduct was lawful.
(c)    If a determination is made pursuant to Section 13 that Indemnitee is entitled to indemnification, the Company will be bound by such determination in any judicial proceeding commenced pursuant to this Section 15, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, (ii) a prohibition of such indemnification under applicable law, or (iii) a final decision by a court or arbitral panel having jurisdiction in the matter that such Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.
(d)    The Company is, to the fullest extent permitted by law, precluded from asserting in any judicial proceeding commenced pursuant to this Section 15 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and will stipulate in any such court that the Company is bound by all the provisions of this Agreement.
(e)    It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee hereunder. The Company, to the fullest extent permitted by law, will (within thirty (30) days after receipt by the Company of a written request therefor) advance to Indemnitee such Expenses which are incurred by Indemnitee in connection with any action concerning this Agreement, Indemnitee’s right to indemnification or advancement of Expenses from the Company, or concerning any directors’ and officers’ liability insurance policies maintained by the Company, and will indemnify Indemnitee against any and all such Expenses unless the court finally determines that each of the Indemnitee’s claims in such action were made in bad faith or were frivolous or are prohibited by law.
16.    Non-Exclusivity; Survival of Rights; Insurance; Subrogation.
(a)    The indemnification and advancement of Expenses provided by this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. The indemnification and advancement of Expenses provided by this Agreement may not be limited or restricted by any amendment, alteration or repeal of this Agreement in any way with respect to any action taken or omitted by Indemnitee in Indemnitee’s Corporate Status occurring prior to any amendment, alteration or repeal of this Agreement. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Bylaws, Certificate of Incorporation, or this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy is cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.
(b)    The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more other Persons with whom or which Indemnitee may be associated. The relationship between the Company and such other Persons, other than an Enterprise, with respect to Indemnitee’s rights to indemnification, advancement of Expenses, and insurance is described by this Section 16(b), subject to the provisions of Section 16(d) with respect to a Proceeding concerning Indemnitee’s Corporate Status with an Enterprise.
(i)    The Company hereby acknowledges and agrees:
(A)    the Company is the indemnitor of first resort with respect to any request for indemnification or advancement of Expenses made pursuant to this Agreement concerning any Proceeding;
(B)    the Company is primarily liable to Indemnitee for all indemnification and indemnification or advancement of Expenses obligations for any Proceeding, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise;
(C)    any obligation of any other Persons with whom or which Indemnitee may be associated to indemnify Indemnitee and/or advance Expenses to Indemnitee in respect of any Proceeding is secondary to the obligations of the Company to indemnify Indemnitee as provided in this Agreement;
(D)    the Company will indemnify Indemnitee and advance Expenses to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated or insurer of any such Person; and
(ii)    the Company irrevocably waives, relinquishes and releases (A) any other Person with whom or which Indemnitee may be associated from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by the Company to Indemnitee pursuant to this Agreement and (B) any right to participate in any claim or remedy of Indemnitee against any Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.
(iii)    In the event any other Person with whom or which Indemnitee may be associated or their insurers advances or extinguishes any liability or loss for Indemnitee, the payor has a right of subrogation against the Company or its insurers for all amounts so paid which would otherwise be payable by the Company or its insurers under this Agreement. In no event will payment by any other Person with whom or which Indemnitee may be associated or their insurers affect the obligations of the

Company hereunder or shift primary liability for the Company’s obligation to indemnify or advance Expenses to any other Person with whom or which Indemnitee may be associated.
(iv)    Any indemnification or advancement of Expenses provided by any other Person with whom or which Indemnitee may be associated is specifically in excess over the Company’s obligation to indemnify and advance Expenses or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company.
(c)    To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managing members, fiduciaries, employees or agents of the Company, the Company will obtain a policy or policies covering Indemnitee to the maximum extent of the coverage available for any such director, officer, trustee, partner, managing member, fiduciary, employee or agent under such policy or policies, including coverage in the event the Company does not or cannot, for any reason, indemnify or advance Expenses to Indemnitee as required by this Agreement. If, at the time of the receipt of a notice of a claim pursuant to this Agreement, the Company has director and officer liability insurance in effect, the Company will give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Indemnitee agrees to assist the Company’s efforts to cause the insurers to pay such amounts and will comply with the terms of such policies, including selection of approved panel counsel, if required.
(d)    The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee for any Proceeding concerning Indemnitee’s Corporate Status with an Enterprise will be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such Enterprise. The Company and Indemnitee intend that any such Enterprise (and its insurers) be the indemnitor of first resort with respect to indemnification and advancement of Expenses for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise. The Company’s obligation to indemnify and advance Expenses to Indemnitee is secondary to the obligations the Enterprise or its insurers owe to Indemnitee. Indemnitee agrees to take all reasonably necessary and desirable action to obtain from an Enterprise indemnification and advancement of Expenses for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise.
(e)    In the event of any payment made by the Company under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee from any Enterprise or insurance carrier. Indemnitee will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
17.    Duration of Agreement. This Agreement continues until and terminates upon the later of: (a) ten (10) years after the date that Indemnitee ceases to have a Corporate Status or (b) one (1) year after the final termination of any and all Proceedings then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by Indemnitee pursuant to Section 15 relating thereto. The indemnification and advancement of Expenses rights provided by or granted pursuant to this Agreement are binding upon and inure to the benefit of and are enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouse, heirs, devisees, executors and administrators and other legal representatives, and will continue as to an Indemnitee who has ceased to be a director, officer, employee, agent or fiduciary of the Company or of any other Enterprise.
18.    Severability. If any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and remain enforceable to the fullest extent permitted by law; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.
19.    Interpretation. Any ambiguity in the terms of this Agreement will be resolved in favor of Indemnitee and in a manner to provide the maximum indemnification and advancement of Expenses permitted by law. The Company and Indemnitee intend that this Agreement provide to the fullest extent permitted by law for indemnification and advancement in excess of that expressly provided, without limitation, by the Certificate of Incorporation, the Bylaws, vote of the Company stockholders or Disinterested Directors, or applicable law.
20.    Enforcement.
(a)    The Company, for itself and on behalf of its successors or assigns, expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as an executive of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as an executive of the Company.
(b)    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Certificate of Incorporation, the Bylaws and
applicable law (including, for the avoidance of doubt, the DGCL), and is not a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder.
(c)    The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
21.    Modification and Waiver. No supplement, modification or amendment of this Agreement is binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed or constitutes a waiver of any other provisions of this Agreement nor will any waiver constitute a continuing waiver.
22.    Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder, except where prohibited by judicial process or the directive of a governmental agency. The failure of Indemnitee to so notify the Company does not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.
23.    Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered by hand to the other party, (b) sent by reputable overnight courier to the other party or (c) sent by facsimile transmission or electronic mail, with receipt of oral confirmation that such communication has been received:
(a)    If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee provides to the Company.
(b)    If to the Company to:
Better Holdco, Inc.
3 World Trade Center
175 Greenwich Street, 59th Floor
New York, NY 10007
Attention: Deputy General Counsel and the Legal Department
Email: legal-compliance@better.com
or to any other address as may have been furnished to Indemnitee by the Company.
24.    Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).
25.    Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties are governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or Proceeding arising out of or in connection with this Agreement may be brought only in the Delaware Court of Chancery and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery for purposes of any action or Proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or Proceeding in the Delaware Court of Chancery and (iv) waive, and agree not to plead or to make, any claim that any such action or Proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.
26.    Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original but all of which together constitutes one and the same Agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
27.    Headings. The headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement or affect the construction thereof.
Signature Page Follows

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

COMPANY

By:	/s/ NICHOLAS CALAMARI
Name:	Nicholas Calamari
Title:	General Counsel

INDEMNITEE

By:	/s/ KEVIN RYAN
Name:	Kevin Ryan
Address:	107 E Inlet Drive Palm Beach FL 33480